Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Black Knight Financial Services, Inc. [BKFS]

Date of Event Requiring Statement
(Month/Day/Year):	May 26, 2015

Footnotes to Form 3

(1) This statement is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (BKFS), L.P. (“THL BKFS”), THL Equity Fund VI Investors (BKFS) II, L.P. (“THL BKFS II”), THL Equity Fund VI Investors (BKFS) III, L.P. (“THL BKFS III”), THL Equity Fund VI Investors (BKFS-LM), LLC (“THL BKFS-LM”), THL Equity Fund VI Investors (BKFS-NB), LLC (“THL BKFS-NB”) together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL BKFS, THL BKFS II, THL BKFS III, THL BKFS-LM and THL BKFS-NB (the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

The reporting person is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL BKFS, THL BKFS II, THL BKFS III and the sole manager of THL BKFS-LM and THL BKFS-NB.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(2) Represents shares of Class A common stock of the Issuer directly held by the following entities:  10,942,187 shares held by THL Equity VI; 7,409,467 shares held by Parallel Fund VI; 1,294,285 shares held by DT Fund VI; 358,963 shares held by THL Coinvestment; 2,113 shares held by THL Operating; 11,080,958 shares held by THL BKFS; 6,940,179 shares held by THL BKFS II; 1,166,417 shares held by THL BKFS III; 56,935 shares held by Great West; and 56,736 shares held by Putnam III.  On May 26, 2015, each of the foregoing entities received such shares of Class A common stock of Issuer in exchange for units of Black Knight Financial Services, LLC previously held by such entity.

(3) Represents shares of Class B common stock of the Issuer directly held by the following entities:  1,458,021 shares held by THL BKFS-LM; and 58,321 shares held by THL BKFS-NB.

(4) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its pecuniary interest.

(5) On May 26, 2015, in connection with the closing of the Issuer’s initial public offering and the transactions contemplated in connection therewith, each holder of a unit of Black Knight Financial Services, LLC received a number of shares of Class B common stock of Issuer equal to the number of units held by such person.  Shares of Class B common stock do not have economic rights.  Upon any exchange of units for Class A common stock, the corresponding shares of Class B common stock then owned by such holder will be cancelled.
(6) Pursuant to the terms of and subject to the limitations and restrictions set forth in the Amended and Restated Operating Agreement of Black Knight Financial Services, LLC, dated May 26, 2015, and an exchange agreement, units of Black Knight Financial Services, LLC are exchangeable for shares of Class A common stock on a one-for-one basis.